Exhibit 99.1

TO:	Media Addressed

FROM:	Patricia Gallagher

DATE:	July 26, 2004

RE:	Press Release

For Immediate Release

Ira C. Harris Named to

Eastern Virginia Bankshares Board

Joe Shearin, President and CEO, announces that Ira C. Harris has been named to the Eastern Virginia Bankshares Board of Directors.

Harris, a native of Tappahannock, is a member of the faculty of the University of Virginia McIntire School of Commerce. He is also operating Store-Tel Storage, a local family business started by his parents, Thomas and Irene.

He holds a Ph.D. in Strategic Management from The University of Texas at Austin, an M.B.A. with a Corporate Strategy Concentration from The Wharton School of the University of Pennsylvania, and a B.B.A. in Accounting and Finance from Howard University.

Harris has experience both in academia, having taught at esteemed schools of higher education such as U. VA. and University of Notre Dame, and in business as an auditor for Deloitte Haskins & Sells.

Harris has many accolades to his credit, including several scholarly journals, papers and two literary pieces in progress. He has received numerous awards and honors, including Outstanding MBA Teacher of the Year from Notre Dame and Center for Banking Education Scholar Award, to name a few. His research interests include corporate acquisition processes and corporate governance. He also holds a membership in the Academy of Management.

In his spare time, Harris enjoys spending time with his wife, Denise, and their three daughters.

Shearin stated, “We are pleased that Harris has found time in his very busy schedule to join the Eastern Virginia Bankshares Directorate. Our company will be well served by Harris, his wealth of business acumen, and the academic dimension that he brings to the growth of our Company.”